EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 2013

Jurisdiction of
Name of Subsidiaries    Incorporation

Advantage Payroll Services Inc.    Delaware
Expense Wire LLC    Ohio
Fast 401k, Inc.     Delaware
HR Services, Inc.    Ohio
Paychex Benefit Technologies Inc.    Delaware
Paychex Business Solutions, Inc.    Florida
Paychex Deutschland GmbH    Germany
Paychex Insurance Agency, Inc.    New York
Paychex Insurance Concepts, Inc.    New York
Paychex Investment Partnership LP (1)    Delaware
Paychex Management Corp. (2)    New York
Paychex North America Inc.    Delaware
Paychex of New York LLC (2)    Delaware
Paychex Real Estate, LLC (2)     New York
Paychex Recordkeeping Services, Inc.    Delaware
Paychex Securities Corporation    New York
Paychex Time & Attendance Inc.    Delaware
PXC Inc.    New York
Rapid Payroll, Inc.    California
SurePayroll Inc.     Delaware

(1)	Paychex Investment Partnership LP is 1% owned by Paychex, Inc. and 99% owned by PXC Inc.

(2)	Paychex of New York LLC, Paychex Management Corp. and Paychex Real Estate LLC are 100% owned by Paychex Investment Partnership LP.

Certain subsidiaries, which considered in the aggregate as a single subsidiary, that would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of May 31, 2013, have been omitted from this exhibit.